Exhibit (a)(1)(f)

POWER OF ATTORNEY

This Power of Attorney is granted on 22 November 2018 by GlaxoSmithKline plc (the “Company”), a company registered in England and Wales under number 3888792 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

1.

The Company hereby irrevocably authorises each of Simon Dingemans, Victoria Whyte, David Redfern, Peter Hopkins, James Ford, Subesh Williams and Kevin Sin jointly and severally, to act as its true and lawful attorneys (each an “Attorney”) for the twelve (12) month period commencing on the date hereof to negotiate, settle, agree, deliver, acknowledge, certify, execute (whether under hand or under seal) or sign all deeds, agreements or instruments or any other documentation and to do all such other acts or things, which in each case the Attorney may in his/her sole and unfettered discretion determine to be necessary, desirable or appropriate in connection with Project Arrow, being the proposed transaction between the Company and other subsidiaries of the Company (the “GSK Group”) and a third party to continue discussions concerning the potential acquisition by the Group of certain shares of a company relating to Project Arrow.

2.

All acts of any Attorney pursuant to any of the powers conferred upon such Attorney shall be valid and binding on the Company, the GSK Group, and each or its respective successors and assigns for all purposes, and the Company undertakes to ratify each and every act or thing which may be done or effected by an Attorney in the proper or purported exercise of any of the powers hereunder and to indemnify and keep indemnified each Attorney against all costs, claims, expenses, proceedings, obligations and liabilities incurred or suffered by the Attorney by reason directly or indirectly of the exercise or purported exercise of any powers conferred upon the Attorney hereunder.

3.	This Power of Attorney is valid only to the extent that the actions carried out by the Attorneys (and where applicable their delegates) are in accordance with relevant national and international laws.

4.	This Power of Attorney shall be governed by the laws of England and Wales.

IN WITNESS of which this power of attorney has been executed and delivered on the date which appears above.

Executed as a deed by

/s/ Simon Dingemans
Simon Dingemans, Director

In the presence of:	/s/ John Sadler

Witness name:	JOHN SADLER

Witness occupation:	CHARTERED SECRETARY

Witness address:	980 Great West Road Brentford TW8 9GS